Exhibit 99.1

Mogul Energy Enters Into Definitive Agreement for Qualifying Transaction

SEATTLE, WA, Jan. 27, 2010 (Marketwire) --

SEATTLE, WA -- (Marketwire) -- 01/27/10 -- Mogul Energy International, Inc. ("Mogul") (OTCBB: MGUY), today announced that it has entered into a definitive qualifying transaction agreement (the "Definitive Agreement") with each of United Hydrocarbon Corporation ("UHC"), Excelaron LLC ("Excelaron"), Vesta Capital Corp. ("Vesta") and others in connection with a proposed "Qualifying Transaction" (within the meaning of the policies of the TSX Venture Exchange (the ("TSXV")). The Definitive Agreement provides for, among other things, the acquisition of a direct 40% membership interest in Excelaron (the "Acquisition of the Mogul Interest") by Vesta in consideration for which Mogul will receive 38,500,000 shares of Vesta. After giving effect to the Acquisition of the Mogul Interest, and subject to the closing of the Qualified Transaction, Mogul expects to hold between approximately 32% and 41% interest in Vesta, depending on the number of shares ultimately issued by Vesta as part of the Qualifying Transaction. The Acquisition of the Mogul Interest is to be effected in connection with an indirect concurrent financing of between $9,000,000 and $4,000,000 Canadian Dollars (the "Financing'). The consummation of the Definitive Agreement, including the Acquisition of the Mogul Interest, is subject to the satisfaction by the parties of a number of conditions including, but not limited to the above mentioned Financing and required regulatory approvals.

About Mogul

Mogul Energy is an oil and gas exploration company with headquarters in Seattle, Washington.

The common shares of Mogul Energy are quoted on the OTC Bulletin Board (OTCBB) system under the symbol 'MGUY,' and the Frankfurt Stock Exchange ("FSE") under the symbol 'BKX'. Further information concerning Mogul Energy can be found in the Company's filings with the U.S. Securities and Exchange Commission (http://www.sec.gov).

Forward-Looking Statements:

This news release contains "forward-looking statements" within the meaning of the securities laws, which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's ability to negotiate, enter into, perform and consummate the definitive agreement described in this release. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Mogul Energy's control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Mogul Energy's filings with the U.S. Securities and Exchange Commission. Mogul Energy International, Inc. assumes no obligation to update or supplement such forward-looking statements other than as required by law.

Contact Information:

Company Contact
Naeem Tyab
Mogul Energy
206-357-4220
naeem@mogulenergy.com
http://www.mogulenergy.com

SOURCE Mogul Energy International, Inc.